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EXHIBIT 10.31

                            UNIT OPERATING AGREEMENT

                                    BETA UNIT

                               SAN PEDRO BAY AREA

                  OUTER CONTINENTAL SHELF, OFFSHORE CALIFORNIA

          THIS AGREEMENT, made and entered into as of the 1st day of October, 1978, by the parties who have signed the original of this instrument, a counterpart thereof or other instrument agreeing to be bound by the provisions hereof,

                                   WITNESSETH:

          WHEREAS, the parties hereto as Working Interest Owners have executed as of the date hereof an agreement entitled "Unit Agreement for the Development and Operation of the Beta Unit Area, San Pedro Bay Area, Outer Continental Shelf, Offshore California", herein referred to as the "Unit Agreement", which among other things provides for a separate agreement to be entered into by Working Interest Owners to provide for development and operation of the Unitized Land therein defined;

          NOW, THEREFORE, in consideration of the mutual agreements herein set forth, it is agreed as follows:

                                    ARTICLE I

                         CONFIRMATION OF UNIT AGREEMENT

          1.1 Confirmation of Unit Agreement. The Unit Agreement is hereby confirmed and by reference made a part of this agreement. If there is any conflict between the Unit Agreement and this Unit Operating Agreement, the Unit Agreement shall govern.

                                   ARTICLE II

                                    EXHIBITS

          2.1 Exhibits. The following Exhibits are incorporated herein by reference:

               2.1.1 Exhibits A and B to the Unit Agreement.

               2.1.2 Exhibit C attached hereto, which is the Accounting Procedure applicable to Unit Operations. If there is any conflict


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     between this agreement and Exhibit C, this agreement shall control.

               2.1.3. Exhibit D attached hereto which is a plat of the Unit Area and designates and describes the Operating Areas within the Unit Area.

               2.1.4 Exhibit E attached hereto which sets forth the basis and procedure for determining the original reserves underlying each Tract, or portion thereof, within each Operating Area and the Tract Participation of each such Tract.

                                   ARTICLE III

                                   DEFINITIONS

          3.1 Unit Agreement Definitions. The definitions contained in the Unit Agreement are adopted for all purposes of this agreement. In addition, each term listed below shall have the meaning stated therefor whenever used in this agreement.

          3.2 Operating Area is that portion of the Unitized Land which is outlined on, described in, and designated by number on Exhibit D. Additional Operating Areas may be created and Operating Areas may be revised and combined as hereinafter provided.

          3.3 Exploratory Areas. Each Tract of Unitized land, exclusive of any portion thereof within an Operating Area, shall constitute a separate Exploratory Area.

          3.4 Tract Participation is the percentage assigned to the portion of a Tract of Unitized Land within an Operating Area representing the proportion that the adjusted acre feet underlying such portion of the Tract bears to the total adjusted acre feet within the Operating Area, as determined and revised from time to time in accordance with the provisions of Exhibit E.

          3.5 Area Participation of a Working Interest Owner within an Operating Area is the sum of the percentages obtained by multiplying the Working Interest of such Working Interest Owner in each Tract within an Operating Area by the Tract Participation of such Tract.


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          3.6 Volumetric Basis means participation by a Party in the proportion that the original reserves of its Working Interest in an Operating Area or Areas, according to context, bears to the total original reserves in such Operating Area or Areas.

          3.7 Lease Basis means participation by a Party in the proportion that its undivided Working Interest in a lease or Exploratory Area bears to the entire Working Interest therein.

          3.8 Well Basis means allocation to a lease or leases committed hereto of the Unit Expenditures incurred in the construction and installation of a platform or Common Facility in the proportion that the number of wells proposed to be drilled on such lease from such platform, or the number of wells on such lease proposed to be served by such Common Facility, bears to the total number of wells proposed to be drilled from such platform, or proposed to be served by such Common Facility, and with the portion of such Unit Expenditures so allocated to each lease being borne and shared by the Working Interest Owners of such lease on a Lease Basis. The well count for each platform or Common Facility shall be determined at the time of Approval of the proposal to construct the platform or Common Facility.

          3.9 Oil and Gas Rights are the rights to explore, develop and operate lands within the Unit Area for the production of Unitized Substances or to share in the production so obtained or the proceeds thereof.

          3.10 Approve, Approved, or Approval; Determine, Determined, or Determination are terms showing a decision made by Working Interest Owners pursuant to the voting procedures herein contained.

          3.11 Party means a party to this agreement including the party acting as Unit Operator when acting as an owner of Working Interest.

          3.12 Development Well is a well drilled for oil and gas the projected bottom hole location of which is within an Operating Area.

          3.13 Exploratory Well is a well drilled for oil and gas the projected bottom hole location of which is within an Exploratory Area.


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          3.14 Joint Account is the series of accounts established for the respective Exploratory Areas, Operating Areas and Platforms showing the charges and credits accruing because of Unit Operations applicable to such areas and platforms and which are to be shared by the Working Interest Owners on the basis herein provided.

          3.15 Unit Operations are all operations conducted pursuant to this agreement and the Unit Agreement.

          3.16 Unit Expenditures are all costs, expenses or indebtedness incurred by Working Interest Owners or Unit Operator pursuant to this agreement and the Unit Agreement for or on account of Unit Operations.

          3.17 Unit Equipment is all personal property, lease and well equipment, platforms and other facilities and equipment acquired for use in Unit Operations.

          3.18 Drill means to perform all operations reasonably necessary and incident to the drilling of a well including testing and, subject to the provisions of Article 11.12 hereof, if productive of Unitized Substances, completing and equipping for production, including flow lines, treaters, separators, and tankage located on the platform, or plugging and abandoning, if dry.

          3.19 Paying Quantities means that quantity of Unitized Substances sufficient to yield a return in excess of operating costs.

          3.20 Common Facilities are facilities such as pipelines, production platforms and facilities thereon which are capable of serving more than one Operating Area.

          3.21 Consolidation Date for each Operating Area is the fifth (5th) anniversary of the data of commencement of actual drilling of the first well from the initial platform installed within such Operating Area.

                                   ARTICLE IV

                         DEVELOPMENT OF OPERATING AREAS

          4.1 Initial Plan of Operations. Unit Operator shall proceed with due diligence to construct or cause to be constructed the drilling platform and production platform referred to in Section 10.2 of the Unit Agreement, AFE's for such Platforms having heretofore been Approved by all Parties.


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Unit Expenditures incurred in connection with the construction and installation of the drilling platform and the production platform shall be borne on a Well Basis by the Parties owning Working Interests in the respective leases committed hereto within Operating Area No. 1 as designated on Exhibit D, it having been determined that such platforms will be constructed to accommodate fourteen (14) wells for Lease P-0296, thirty-seven (37) wells for Lease P-O300, and nineteen
(19) wells for Lease P-0301. It is understood and agreed that Unit Operator has heretofore incurred certain expenditures in preparatory engineering and design work in connection with the aforesaid platforms. Unit Operator shall be reimbursed therefor by appropriate charges to the Joint Account for such platform, such charges to be determined under Paragraphs 2, 3, and 6 of Section II and Paragraph 6 of Section III of the Exhibit C Accounting Procedure. Except for such charges there shall be no carry forward of costs heretofore incurred in drilling or other operations in the Unit Area prior to the effective date hereof.

          4.2 Determination of Tract Participations. A Technical Committee shall be promptly established with Operator's representative as chairman to compute, in accordance with the provisions of Exhibit E, the Tract Participation of the respective Tracts within the Operating Area designated on Exhibit D. the initial Tract Participations shall be effective as of the effective date hereof and shall be redetermined in accordance with Exhibit E at eighteen (18) month intervals thereafter until the Consolidation Date; provided, however, that upon completion of all drilling in an Operating Area, the Tract Participation as redetermined at the 18 month interval next ensuing shall be final and not subject to further redetermination except as provided in Articles 4.3, 4.4 and
4.5 hereof. Such committee shall also similarly compute the Tract Participations for newly created Operating Areas, as provided for in Article 4.3 hereof, such initial Tract Participations to be effective as of the date of Approval of the creation of any such Operating Area, and shall be redetermined at eighteen (18) month intervals thereafter, as above provided for the initial Operating Area, until such Operating Area is fully developed.

          4.3 New and Revised Operating Areas. The Operating Area designated on Exhibit D is regarded as containing Unitized Substances in Paying


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Quantities which can be economically and efficiently recovered from a single platform. Any Operating Area may from time to time with the Approval of the Working Interest Owners therein voting on a Volumetric Basis be revised to include additional lands than regarded as being capable of production in Paying Quantities from such platform, or to exclude lands then regarded as not being capable of production in Paying Quantities, but no land shall be excluded from an Operating Area on account of depletion of Unitized Substances. In the event further drilling in the Unit Area demonstrates the presence of additional accumulations of Unitized Substances justifying the construction of an additional platform, an additional Operating Area or Areas may, with the Approval of the Parties within such proposed Operating Area voting on a well Basis, be established encompassing those lands which are believed to contain Unitized Substances in Paying Quantities which can be economically and efficiently recovered from such proposed platform.

          4.4 Combining Operating Areas. In order to increase efficiency and the ultimate recovery of Unitized Substances and to prevent waste, two or more Operating Areas may be combined into a single Operating Area upon Approval of the Parties owning Working Interests in each of the Operating Areas to be combined, voting upon a Volumetric Basis within such respective Areas. Tract Participation shall be recomputed on a Volumetric Basis within such combined Area effective as of the date of such Approval and, subject to the provisions of
Article 4.6, shall be redetermined at eighteen (18) month intervals thereafter until such combined Operating Area is fully developed.

          4.5 Consolidation of Operating Areas. Notwithstanding the provisions of Article 4.4, if more than one Operating Area is established hereunder at any time, there shall be a consolidation of Operating Areas at such time as two Consolidation Dates have elapsed, with the consolidation to be effective as of the time the second Consolidation Date is reached and to result in the combination into one Operating Area of the two Operating Areas whose Consolidation Dates have been reached. Additional Operating Areas will be similarly combined as the respective Consolidation Dates for such additional Operating Areas are reached. Upon each such consolidation


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the Tract Participations shall be recomputed on a Volumetric Basis within the
Consolidated Area effective as of the data of consolidation.

          4.6 Final Tract Participation. The Tract Participations within an Operating Area shall be recomputed as of the Consolidation Date for such Operating Area, based upon the then current computations, pursuant to Exhibit E, of the original reserves underlying each Tract within the Operating Area and such Tract Participations shall be permanent regardless of subsequent drilling and regardless of subsequent changes in the boundaries of the Operating Area, except for changes in Tract Participations resulting from consolidation of Operating Areas pursuant to Article 4.5.

          4.7 Notice of Participation Determination and Redetermination. Operator shall furnish each Working Interest Owner with a schedule of every determination or redetermination of participation not later than thirty (30) days after its effective date.

                                    ARTICLE V

               APPORTIONMENT OF COSTS AND OWNERSHIP OF PRODUCTION
                                  AND PROPERTY

          5.1 Apportionment and Ownership Within Operating Areas. Except as otherwise herein provided with respect to non-consent operations:

               5.1.1 Platform Construction Costs. All Unit Expenditures in connection with the construction and Installation of a drilling platform shall be borne on a Well Basis by the Parties owning Working Interests in the respective leases within the Operating Area upon which such platform is located.

               5.1.2 Development Wells and Operating Costs. All Unit Expenditures in connection with the drilling of Development Wells, the operation and maintenance of a drilling platform following the construction and installation thereof and other Unit Operations in connection with the development and operation of an Operating Area shall be borne on a Volumetric Basis by the Parties owning Working Interests within the Operating Area involved, based on the Tract Participations and Area Participations in effect at the time such Unit Expenditures are incurred.

               5.1.3 Unitized Substances. All Unitized Substances produced and saved from an Operating Area, except so much thereof as is used in the


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conduct of Unit Operations, shall be allocated to the several Tracts within such
Operating Area in accordance with their respective Tract Participations then in effect. The amount of Unitized Substances allocated to a Tract regardless of whether it is more or less than the actual production of Unitized Substances from the well or wells, if any, on such Tract, shall be deemed for all purposes to have been produced from such Tract. The Unitized Substances allocated to a Tract shall be distributed among, or accounted for to, the Parties entitled to share in the production from such Tract in the same manner, in the same proportions, and upon the same conditions as they would have participated and shared in the production from such Tract, or in the proceeds thereof, had this agreement not been entered into, and with the same legal effect. There shall be no readjustments of production on account of the revision of basis of participation.

               5.1.4 Property. All Unit Equipment, except Common Facilities, serving an Operating Area shall be owned, without adjustment of expenditures incurred in the construction and installation thereof, by the Parties owning Working Interests in such Operating Area in accordance with their Area Participations from time to time in effect.

          5.2 Apportionment and Ownership Within Exploratory Area. Notwithstanding any other provision herein contained, all Exploratory Wells drilled hereunder at any time shall be drilled, not under the terms of this Unit Operating Agreement, but under the terms of the prior existing Operating Agreement covering the Tract on which such well is located heretofore entered into between the Working Interest Owners of such Tract, and the costs of any such well shall be borne and the Unitized Substances produced and saved therefrom shall be owned, prior to the inclusion of such well in an Operating Area, as in such prior Operating Agreement provided, the provisions of such Operating Agreement, including the non-consent provisions, being applicable to such operations. There shall be no readjustment of the costs of such operations in the event an Operating Area should subsequently be established or enlarged to encompass such Exploratory Well.

          5.3. Apportionment and Ownership of Common Facilities. Unit Expenditures incurred in the construction and installation of Common


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Facilities shall initially be borne and such facilities shall initially be owned on a Well Basis. Use of Common Facilities to serve an additional Operating Area or Areas or additional land to be included in an Operating Area by enlargement thereof shall be upon terms and conditions, including readjustment of shares in the cost and ownership of said facilities, hereafter negotiated and Approved prior to such use (1) by vote on the basis of shares in the cost of said facilities by the Parties owning Working Interests in the respective leases within the Operating Area or Areas then served by said facilities and (2) by vote on a Volumetric Basis by the Parties owning Working Interests in the respective leases within the additional Operating Area or Areas or additional land to be served by said facilities. Operating costs in connection with Comman Facilities shall be borne by the Parties proportionately on a Volumetric Basis based upon their respective original reserves in effect from time to time within all Operating Areas served by said facilities.

          5.4 Taking in Kind. Each Party shall take in kind or separately dispose of its proportionate share of all Unitized Substances, exclusive of any part thereof which may be used in development and producing operations and in preparing and creating oil or gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any Party of its proportionate share of Unitized Substances shall be borne by such Party. Each Party shall execute all division orders and contracts of sale pertaining to its interest in Unitized Substances, and shall be entitled to receive payment direct from the purchaser or purchasers thereof for its share thereof.

          5.5 failure to Take in Kind. In the event any Party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of Unitized Substances, Unit Operator shall have the right, subject to revocation as will by such Party, but not the obligation, to purchase such Unitized Substances or sell it to others for the time being, at the best price obtainable. Any such purchase or sale by


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Unit Operator shall be subject always to the right of such Party to exercise at any time its right to take in kind, or separately dispose of, its share of all Unitized Substances not previously delivered to a purchaser. All contracts of sale by Unit Operator made pursuant to this paragraph shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances, but in no event shall any such contract be for a period in excess of one year. Notwithstanding the foregoing. Unit Operator shall not make a sale into interstate commerce of any other Party's share of gas production without first giving the other Party sixty (60) days notice of such intended sale.

          5.6 Imbalances. Any Party's failure to timely take or sell its share of Unitized Substances shall not prohibit the other Parties from producing their share of Unitized Substances, provided that the non-producing Party or Parties may recoup or recover their share from future production at such time as suitable arrangements have been made for disposal of their production. In no event shall the non-producing Party be entitled to recover its share of Unitized Substances at a rate greater than 150% of the race attributable, to its ownership, and the producing Party or Parties shall not be liable to any non-producing Party at any time for unrecovered production because said non-producing Party has failed to make disposition of its share of production.

                                   ARTICLE VI

                                UNIT EXPENDITURES

          6.1 Basis of Charge to Working Interest Owners. Unit Operator initially shall pay all Unit Expenditures and Working Interest Owners shall reimburse Unit Operator for their respective shares thereof on the basis elsewhere herein provided. All charges, credits and accounting for Unit Expenditures shall be in accordance with Exhibit C. Except as provided in Articles 11.9 and 13.4, no operations (including the drilling of any well) shall be conducted hereunder and no Unit Expenditures shall be incurred which are not included in an Approved program and Approved estimate of expenditures. Each Party shall bear its proportionate share of all Unit Expenditures incurred in connection with all Unit Operations which receive


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the Approval of the Parties, including without limitation the construction of platforms, except those operations which are conducted under the provisions of
Article XII dealing with Non-Consent Operations.

          6.2 Retroactive Adjustments. Unit Expenditures shall be borne by the Parties on the basis provided in Article V as such basis exists at the time such Unit Expenditures are incurred. Unit Expenditures incurred in the drilling of Exploratory Wells and Development Wells and in the construction and installation of platforms and Common Facilities shall be deemed to have been incurred on the data operations in connection therewith were Approved. There shall be no readjustment of any such Unit Expenditures except as provided in Article- 5.3 with respect to Common facilities.

          6.3 Advance Billings. Unit Operator shall have the right to require Working Interest Owners to advance their respective shares of estimated Unit Expenditures by submitting to Working Interest Owners, on or before the 15th day of any month, an estimate thereof for the succeeding month, with a request for payment in advance. Within fifteen (15) days thereafter, each Working Interest Owner shall pay to Unit Operator its share of such estimate. Adjustments between estimated and actual Unit Expenditures shall be made by Unit Operator at the close of each calendar month, and the accounts of Working Interest Owners shall be adjusted accordingly.

          6.4 Commingling of Funds. No funds received by Unit Operator under this agreement need be segregated or maintained by it as a separate fund but may be commingled with its own funds.

          6.5 Lien of Unit Operator. Each Working Interest Owner grants to unit Operator a lien upon its Oil and Gas Rights in each Tract, its share of Unitized Substances when produced and its interest in all Unit Equipment as security for payment of its share of Unit Expenditures, together with interest thereon at the rate of ten percent (10%) per annum. Unit Operator shall have the right to bring suit to enforce collection of such indebtedness with or without seeking foreclosure of the lien. In addition, upon default by any Working Interest Owner in the payment of its share of Unit Expenditures, Unit Operator shall have the right to collect from the


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purchaser the proceeds from the sale of such Working Interest Owner's share of
Unitized Substances until the amount owned by such Working Interest Owner, plus interest as aforesaid, has been paid. Each purchaser shall be entitled to rely upon Unit Operator's written statement concerning the amount of any default.

          6.6 Unpaid Unit Expense. If any Working Interest Owner fails to pay its share of Unit Expenditures within sixty (60) days after rendition of a statement therefor by Unit Operator, each Working Interest Owner agrees, upon request by Unit Operator, to pay its proportionate part of the unpaid share of Unit Expenditures of the defaulting Working Interest Owner. The Working Interest Owners shall be reimbursed by the Unit Operator for the amount so paid, plus any interest collected thereon, upon receipt by Unit Operator of any past due amount collected from the defaulting Working Interest Owner. Any Working Interest Owner so paying a defaulting Working Interest Owner's share of Unit Expenditures shall be subrogated to the lien and rights herein granted Unit Operator.

                                   ARTICLE VII

              SUPERVISION OF OPERATIONS BY WORKING INTEREST OWNERS

          7.1 Overall Supervision. Working Interest Owners shall exercise overall supervision and control of all matters pertaining to Unit Operations in the respective Exploratory and Operating Areas in which they own Working Interests pursuant to this agreement and the Unit Agreement. In the exercise of such authority, each Working Interest Owner shall act solely in its own behalf in the capacity of an individual owner and not in behalf of the owners as an entirety.

          7.2 Specific Authorities and Duties. The matters in the respective Exploratory and Operating Areas in which they own Working Interests with respect to which Working Interest Owners shall decide and take action shall include, but not be limited to, the following:

               7.2.1 Method of Operation. Method of operation, including any type of pressure maintenance, secondary recovery or other recovery program to be employed.


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               7.2.2 Drilling of Wells. Drilling of any well whether for
     production of Unitized Substances, for use as an injection well or for other purposes.

               7.2.3 Well Recompletions and Change of Status. Recompletion to another horizon, abandonment or change of status of any well, or use of any well for injection or other purposes.

               7.2.4 Expenditures. Making of any single expenditure in excess of One Hundred Thousand Dollars ($100,000.00); provided, that Approval by Working Interest Owners of drilling, reworking, deepening or plugging back of Any well shall include approval of all necessary expenditures required therefor, and for completing, testing and equipping the same, including necessary flow lines, separators and lease tankage.

               7.2.5 Disposition of Unit Equipment. Selling or otherwise disposing of any major item of surplus Unit Equipment, if the current list price of new equipment similar thereto is Twenty-Five Thousand Dollars ($25,000.00) or more.

               7.2.6. Appearance Before a Court or Regulatory Agency. Designating a representative to appear before any court or regulatory agency in matters pertaining to Unit Operations; provided, that such designation shall not prevent any Working Interest Owner from appearing in person or from designating another representative in its own behalf.

               7.2.7 Audits. Auditing of the accounts of Unit Operator pertaining to Unit Operations hereunder; provided, that audits shall

               (a) not be conducted more than once each year except upon resignation of Unit Operator,

               (b) be made at the expense of all Working Interest Owners other than the Working Interest Owner designated as Unit Operator, and

               (c) be made upon not less than thirty (30) days written notice to Unit Operator.

     If Working Interest Owners fail to take exception to any item within two
     (2) years after the close of the calendar year in which such item


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     appeared on the statement rendered, they shall be deemed to have waived their right to take exception to such item.

               7.2.8 Inventories. Taking of periodic inventories under the terms of Exhibit C.

               7.2.9 Technical Services. Authorizing charges to the Joint Account for services by consultants.

               7.2.10 Assignments to Committees. Appointment of committees to study any problems in connection with Unit Operations.

               7.2.11 Participating Areas. The filing with the Supervisor of each proposal for the establishment or revision of a Participating Area.

               7.2.12 Operating Areas. The establishment, revision and consolidation of Operating Areas pursuant to Article IV hereof.

                                  ARTICLE VIII

                        MANNER OF EXERCISING SUPERVISION

          8.1 Designation of Representatives. Each Working Interest Owner shall inform Unit Operator in writing of names and addresses of the representative and alternate who are authorized to represent and bind such Working Interest Owner with respect to Unit Operations. The representative or alternate may be changed from time to time by written notice to Unit Operator.

          8.2 Meetings. All meetings of Working Interest Owners shall be called by Unit Operator upon its own motion or at the request of any Party or Parties having ten percent (10%) or more of the voting power on each matter to be considered. Except for emergencies, no meeting shall be called on less than ten
(10) days (exclusive of Saturdays, Sundays and legal holidays) advance written notice, with agenda for the meeting attached. Working Interest Owners represented at the meeting may amend items included in the Agenda and decide the amended items or other items presented at the meeting. The representative of Unit Operator shall be chairman of each meeting.


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          8.3 Voting Procedure. Working Interest Owners shall make
Determinations on all matters coming before them as follows:

               8.3.1 Voting Interest. The Parties chargeable with the Unit Expenditures of an operation shall have the right to vote thereon in proportion to their respective obligations for such expense. Voting on other matters shall be on the basis elsewhere herein provided.

               8.3.2 Vote Required. Unless otherwise provided herein or in the Unit Agreement, all matters shall be decided by an affirmative vote of three or more Working Interest Owners possessing fifty percent (50%) or more voting interest.

               8.3.3 Vote at Meeting by Nonattending Working Interest Owner. Any Working Interest Owner who is not represented at a meeting may vote by letter or telegram addressed to the representative of the Unit Operator if its vote is received prior to the vote on the item.

               8.3.4 Poll Votes. Working Interest Owners may vote on and decide, by letter or telegram, any matter submitted to Working Interest Owners, if no meeting is requested, as provided in Article 8.2, within seven (7) days after the proposal is sent to Working Interest Owners. Unit Operator will give prompt notice of the results of the voting to all Working Interest Owners.

                                   ARTICLE IX

               INDIVIDUAL RIGHTS OF WORKING INTEREST OWNERS

          9.1 Reservation of Rights. Working Interest Owners severally reserve to themselves all their rights, except as otherwise provided in this agreement and the Unit Agreement.

          9.2 Specific Rights. Each Working Interest Owner shall have, among others, the following specific rights as to, and only as to, Unit Operations in which it is sharing in the Unit Expenditures:

               9.2.1 Access to Unitized Land at all reasonable time, weather permitting, to inspect Unit Operations. Access to Unitized


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     Land by a Working Interest Owner shall be at such Working Interest Owner's sole risk, and such Working Interest Owner agrees to hold Unit Operator and other Working Interest Owners harmless of and from and to indemnify Unit Operator and other Working Interest Owners against any and all loss or liability resulting from or arising out of injuries to such Working Interest Owner's personal property, employees, guests or contractors not caused by or resulting from the gross negligence or willful misconduct of Unit Operator or other Working Interest Owners.

               9.2.2 With respect to wells drilled hereunder, the right, upon request, to inspect and receive representative samples of all cores and cuttings, and to inspect and receive copies of all logs, including electric logs, dipmeter logs and other logs and surveys of the holes which are made.

               9.2.3 The right to participate at its own expense in all litigation and all hearings before administrative bodies affecting the Unitized Land.

               9.2.4 The right to receive from Unit Operator currently as obtained daily drilling reports at all wells drilled under the terms of this agreement.

          9.2.5 The right to receive from Unit Operator copies of all reports currently as filed by Unit Operator with governmental authorities and which are required in connection with Unit Operations and the production and disposition of Unitized Substances.

               9.2.6 The right to be present and witness any tests or logging conducted in any well drilled hereunder, it being understood that Unit Operator shall notify orally the affected Working Interest Owners of the pendency of any such activity at least four (4) hours in advance.

               9.2.7 The right, at its sole cost and expense, to construct and operate pipeline and processing facilities required to handle its share of Unitized Substances when such facilities are not furnished as a part of Unit Operations.


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          9.3 Treatment of Data and Information. All geophysical, geological, exploration, reservoir and other data and information normally regarded by prudent oil operators as sensitive data and information and which is acquired by Working Interest Owners from any Unit Operation shall be for the sole and exclusive use and benefit of such Working Interest Owners and their respective affiliated companies, as hereinafter defined, and shall not be disclosed by them or their affiliates to any other person unless all Working Interest Owners involved in the Unit Operation involved consent in writing to such disclosure. For the purpose of this paragraph an affiliated company shall mean: (1) a corporation which is the direct or Indirect subsidiary of a Party hereto; (2) a corporation of which a Party hereto is a direct or indirect subsidiary; (3) a corporation which is a direct or indirect subsidiary of a corporation of which a Party hereto is a direct or indirect subsidiary; and (4) is the case of Shell Oil Company, N. V. Koninklijke Nederlandsche Petroleum Maatschappij, a company of The Netherlands, the "Shell" Transport and Trading Company Limited, an English Company, and all other companies, excluding Shell, in whatever country organized, in which either or both of said named companies shall at the time in question and directly or indirectly through, one or more intermediaries, own or control fifty percent or more of the voting stock. A corporation shall be deemed to be a subsidiary of another corporation if the latter owns fifty percent (50%) or more of all capital stock of the former which has voting rights of any kind.

          9.4 Publicity Releases. Unit Operator shall prepare and disseminate all publicity releases concerning Unit Operations; provided, however, Unit Operator will obtain approval of the other parties except in circumstances requiring immediate action.

                                    ARTICLE X

                                  UNIT OPERATOR

          10.1 Initial Unit Operator. Shell Oil Company, or any wholly-owned subsidiary of Shell Oil Company, is designated as Unit Operator.

          10.2 Resignation or Removal of Unit Operator. Resignation or removal of the Unit Operator shall be governed by the provisions of Article V of the Unit Agreement.

          10.3 Voting Interest. For the purposes of this Article X, voting interest shall be determined on a Volumetric Basis within all Operating Areas.

                                   ARTICLE XI

                      AUTHORITY AHD DUTIES OF UNIT OPERATOR

          11.1 Exclusive Right to Operate Unit. Subject to the provisions of this agreement and to Determinations of Working Interest Owners, Unit Operator shall have the exclusive right and be obligated to conduct Unit Operations.

          11.2 Responsibility of Operator. In the conduct of Unit Operations, Unit Operator shall be obligated to use only the care and diligence customarily exercised by a prudent operator in the area is which this Unit is located and in conformity with good oil field practice in said area. Unit Operator shall not be liable in damages to Working Interest Owners for any act done or omitted in good faith in the performance of the provisions of this agreement, or for errors of judgment, or for loss or damage to any property or Unit Equipment owned by Working Interest Owners not resulting from the gross negligence or willful misconduct of Unit Operator.

          11.3 Liens and Encumbrances. Unit Operator shall endeavor to keep the lands and leases on the Unitized Land free from all liens and encumbrances occasioned by Unit Operations, except the lien of Unit Operator granted hereunder.

          11.4 Employees. The number of employees used by Unit Operator in conducting Unit Operations, and their selection, hours of labor, and compensation shall be determined by Unit Operator. Such employees shall be the employees of Unit Operator.

          11.5 Records. Unit Operator shall keep correct books, accounts and records of Unit Operations.

          11.6 Reports to Working Interest Owners. Unit Operator shall furnish to Working Interest Owners copies of periodic reports of Unit Operations made by Unit Operator to regulatory agencies.

          11.7 Reports to Governmental Authorities. Unit Operator shall make all reports to governmental authorities that it has the duty to make as Unit Operator.

          11.8 Geological Information. Unit Operator shall furnish to an affected Working Interest Owner the material and information described in
Article IX hereof with respect to Unit Operations in which such Working Interest Owner is sharing in the Unit Expenditures.

          11.9 Expenditures. Unit Operator is authorized to make single expenditures not in excess of One Hundred Thousand Dollars ($100,000.00) without prior Approval of Working Interest Owners; provided, however, that if an emergency occurs, Unit Operator may immediately take such remedial action and make or incur those expenditures which in its opinion are required to deal with the emergency. As promptly as possible, Unit Operator shall report to Working Interest Owners the nature of the emergency and the action taken.

          11.10 Programs for Exploration, Development and Operations. Unit Operator shall prepare and submit programs for the exploration, development and operation of each Operating Area to the Working Interest Owners obligated to bear a share of Unit Expenditures for such programs in sufficient detail to permit proper technical evaluation.

               11.10.1 Each such program shall include, but not be limited to, matters such as type, size and location of well-drilling sites, platforms, tenders and drilling equipment, depth and bottom-hole locations of wells to be drilled, equipment and onshore and offshore facilities which will be required for such operations; and nature, size, location and method of operation of facilities for crude oil storage or transfer and cleaning and collection, processing or disposing of gas or other hydrocarbons or wastes and facilities for pressure maintenance or secondary recovery.

               11.10.2 Prior to production of Unitized substances in an Operating Area, such programs shall be submitted at such intervals as Unit Operator deems appropriate. After production of Unitized Substances has been established in an Operating Area, such a program shall be furnished on a six-months basis.

               11.10.3 In addition an annual program forecast as routinely prepared for Unit Operator's internal budget purposes shall be furnished on or about August 1 of each year covering the next succeeding calendar year and setting forth estimated expenditures for such year. Such annual program forecast shall outline major projects and objectives proposed for that year and shall be used by Unit Operator as a guide in the preparation of programs to be submitted for such year. A meeting to discuss the annual program forecast shall be held in the offices of Unit Operator at 10:00 a.m. on the third Wednesday of each August. Accordingly, while an annnn1 program forecast shall not be subject to provisions hereinafter set forth with respect to Approval of programs, it is understood that said Working Interest Owners and Unit Operator shall endeavor to agree in principle (without being bound thereby) upon the major features contained therein.

          11.11 Estimates for Expenditures. A detailed estimate of expenditures for each program shall be prepared by Unit Operator and submitted to the Working Interest Owners obligated to bear a share of Unit Expenditures therefor. Each estimate shall include sufficient detail concerning the estimated costs to enable such Working Interest Owners to make a reasonable analysis on which to base an Approval thereof. Such Working Interest Owners shall, within twenty (20) days after receipt of such program and estimate, approve or disapprove the same. If such Working Interest Owners fail to notify Unit Operator in writing of their disapproval within such twenty days, they shall be deemed to have approved such estimate. If a Working Interest Owner disapproves such a program and estimate by notice in writing to Unit Operator within such twenty (20) days, any Working Interest Owner, regardless of his interest, may demand that a meeting be called by Unit Operator pursuant to the provisions of Article 8.2 hereof, and within fifteen (15) days there-after the affected Working Interest Owners shall Determine and Approve a proper program and estimate. Upon request of Unit Operator, and on or before the last day of the calendar month immediately preceding commencement of an Approved program and estimate, the affected Working Interest Owners shall advance to Unit Operator their proportionate share of such estimated Unit Expenditures (less any credit balance in the Joint Account) for the first month of such period, and on or before the last day of the first and each of the following (except the last) months, inclusive, of the period involved, such Working Interest Owners shall advance to Unit Operator their proportionate share of such estimated Unit Expenditures (less any credit balance in the Joint Account) for the next succeeding month. Whenever it shall appear to Unit Operator that a program and estimate of expenditures is for any reason insufficient, Unit Operator shall submit to the affected Working Interest Owners for their Approval an itemized supplemental program and estimate which shall be acted upon in the same manner as above provided for regular programs and estimates; provided, however, that Unit Operator need not submit a supplemental estimate of expenditures unless it shall appear that the aggregate expenditures under the then current Approved program will exceed the aggregate amount of the approved estimate(s) for such program by more than fifteen percent (15%) on estimates of $2,000,000 or less, by $300,000 for estimates over $2,000,000 but less than $3,000,000, or by more than ten percent (10%) on estimates of $3,000,000 or more.

          11.12 Election at Casing Point. After any Development Well has been drilled to the objective depth as stated in the notice in Article 11.11.1 or in
Article 12.1 and appropriate data obtained, if in Unit Operator's opinion the running and setting of a production string of casing should not be conducted and completion should not be attempted, Unit Operator shall so notify all Working Interest Owners who participated in the drilling of said well immediately by telegraph or telephone, to be confirmed in writing. Each such Working Interest Owner shall have a period of twenty-four (24) hours thereafter in the case of non-platform wells and forty-eight (48) hours in the case of platform wells in which to notify Unit Operator in like manner whether or not it desires to run and set a production string of casing and attempt to complete said well. Failure to so notify Unit Operator within the time required shall be deemed an election not to run and set a production string of casing and attempt to complete said well. If all such Working Interest Owners elect to run and set a production string of casing and attempt completion of the well, Unit Operator shall conduct such operations for the account of all such Working Interest Owners, but if less than all such Working Interest Owners elect to run and set a production string of casing and attempt to complete said well, the provisions of
Article 12.4 shall apply to the running and setting of the production string of casing and completing the well to and including flow-lines. If the running and setting of the production string of casing and the completion operations result in a dry hole, Unit Operator shall plug and abandon the well at the cost, risk and expense of all Working Interest Owners who participated in the casing and completion of the well.

     11.13 Use of Unit Operator's Drilling Equipment. Any operation conducted hereunder which requires a drilling rig may be conducted by Unit Operator by means of its own tools and equipment provided that the rates to be charged and the applicable terms and conditions are set forth in a form of drilling contract which receives the Approval of the Party or Parties chargeable with the Unit Expenditures incurred in such operation.

                                  ARTICLE XII

                             NON-CONSENT OPERATIONS

          12.1 Proposing Operations. Should any Working Interest Owner or Owners desire to (1) drill a well for oil and gas in the Unitized Land; or (2) deepen, complete, recomplete, plug back, deviate or redrill a well drilled as Unit Operations, but which has never produced or which is no longer profitable to the Working Interest Owners to produce; then the desiring Working Interest Owners, hereinafter called "Drilling Parties" (whether one or more), shall give written notice of their desire to undertake such operations to other Working Interest Owners who would be obligated if such operations were other than Non-Consent operations to bear a share of Unit Expenditures for such operations. If conflicting proposals under subparagraph (2), above, are made, the order of priority shall he in the order they appear above.

          12.2 Notices and Options. Any notice given as aforesaid shall include the location (which must conform with any then existing spacing pattern) and depth and objective(s) to which the Drilling Parties propose to drill, redrill, complete, recomplete, deviate, deepen or plug back said well and a program of the work to be performed and an estimate of the costs thereof. The Working Interest Owners so notified shall inform the Drilling Parties whether or not the Working Interest Owners receiving such notice elect to join the proposed operations. Such election shall be made (1) in the case of a well then having a rig on location, within twenty-four (24) hours after receipt of the notice in the case of non-platform wells and within forty-eight (48) hours in the case of platform wells, or (2) in the case of any other well within fifteen (15) days after receipt of such notice. Failure to respond to the notice within the allotted time shall be deemed for all purposes hereof to be an election to participate in the costs of such operations. Working Interest Owners (whether one or more) who decline to participate are referred to as "Non-Drilling Parties". Working Interest Owners who elect to participate thereupon become "Drilling Parties". If any affected Working Interest Owner receiving the proposal elects, as aforesaid, not to participate in the proposed operations, then Unit Operator shall (subject to availability of drilling equipment) conduct such operations for Drilling Parties at the cost, risk and expense of Drilling Parties, and such well, hereinafter called Non-Consent Well, and oil and gas produced therefrom shall subject to the provisions of Article 12.7 hereof be owned by Drilling Parties in the ratio of their respective Area Participations, each to the total of the others, in the Operating Area Involved.

          12.3 Consent to Specific Depth. If a Non-Consent Well described in any notice is intended to be drilled below any zone or horizon then being produced from or then known to be capable of being produced from by any other well on Unitized Land, than Working Interest Owners receiving such proposal may, in the manner and within the applicable time limit above prescribed, elect to become Drilling Parties to a specific depth only; and if such Well is completed in a zone or horizon at or above the depth to which such Drilling Parties have elected to participate, then such Well and the oil and gas produced therefrom shall be deemed to be owned by Drilling Parties as aforesaid. If, however, such Well is completed below such depth, such Well shall be deemed to be a Non-Consent Well below such depth.

          12.4 Unit Operator to Operate. If Unit Operator is a Non-Drilling Party as to any proposed Non-Consent Well operation, it nevertheless shall (subject to availability of drilling equipment) conduct the same under the terms hereof at the sole cost, risk and expense of, but subject to supervision by, the Drilling Parties; provided, however, that Unit Operator promptly shall submit an estimate of costs of proposed operations to Drilling Parties and shall not be obligated to proceed with such operations unless and until the entire amount thereof, has been advanced to it by such Drilling Parties.

          12.5 Time of Commencement of Operations. Non-Consent Well operations may be commenced after expiration of the applicable time limit as prescribed in
Article 12.2, above, and must be commenced within ninety (90) days after the original notice is given, and not thereafter; provided, that subsequent notices may be given, in which event, the foregoing provisions hereof shall again be applicable as in connection with the first notice.

          12.6 Revision of Tract Participations. All information and data obtained from the drilling of any Non-Consent Development Well shall be utilized for purposes of revision of Tract Participations in accordance with Exhibit E hereof.

          12.7 Recoupment. If any Development Well drilled as a Non-Consent Well is completed as a producing Well, such well, all oil and gas produced therefrom, all pipe and equipment placed therein or thereon, and the right to the use of the slot on a platform which is used for drilling such Non-Consent Well shall be owned by Drilling Parties until such time as

Non-Drilling Parties' share (had such Non-Consent Well been Unit Operations) of the proceeds of the Working Interest share of oil and gas produced from such Non-Consent Wells equals.

               12.7.1 one hundred percent (100%) of such Non-Drilling Parties' proportionate share of the cost of operating such Non-Consent Well during the period of recoupment, plus

               12.7.2 five hundred per cent (500%) of such Non-Drilling Parties' proportionate share of that portion of the total Non-Consent Well costs, including, without limitation, costs of drilling, testing, completing and equipping such Non-Consent Well as to which Non-Drilling Parties did not participate.

          12.8 Data and Statements. Within one hundred and twenty (120) days after date of completion of operations, provided the Non-Consent Well is capable of producing oil or gas, Unit Operator shall furnish Non-Drilling Parties with;

               12.8.1 an inventory of equipment in and on the Non-Consent Well;

               12.8.2 a statement of the cost of drilling, redrilling, recompleting, deviating, deepening, plugging back (as the case may be), equipping, testing and completing said Non-Consent Well for production; and

               12.8.3 each month thereafter during the time the Drilling Party is being reimbursed as hereinafter provided, a statement of the costs of operation of Non-Consent Wells and the allocated quantity and gravity of oil and gas produced therefrom and the proceeds of the Working Interest share of production in the preceding month.

          12.9 Accounting. All costs of Non-Consent Wells for purpose of recoupment shall be computed in accordance which Exhibit C (Accounting Procedure).

          12.10 Reversion to Non-Drilling Parties. On and after the date Drilling Parties have been reimbursed fully as aforesaid, such Non-Consent

Wells shall be Unit Equipment; oil and gas produced therefrom shall be Unitized Substances; and the appropriate provisions of this agreement shall govern and control.

          12.11 Costs and Expenses Charged Against Production. All costs and expenses incurred in operating, or reworking any Non-Consent Well prior to the time recoupment is obtained, as provided above, shall be a charge against the Working Interest share of oil and gas produced from said Well and if such share is not sufficient to pay all such charges, including charges and payments described in Article 12.12, below, Drilling Parties shall be solely responsible therefor. If such Well is a dry hole or ceases to produce prior to the time it becomes a Unit Operation, then all solvable equipment placed therein and thereon by or for Drilling Parties shall be owned by such Parties, and such Parties, shall plug and abandon the well at their sole cost, risk and expense.

          12.12 Non-Consent Use of Unit Platforms. If and whenever Working Interest Owners determine that adequate space thereon is available, Drilling Parties shall have the right to use any Platform for a Non-Consent Well, for which such Drilling Parties shall pay to the Joint Account the cost of any repairs or other expense directly attributable to and made necessary by the presence thereon of such Well; and such Drilling Parties shall be liable and responsible for any damage to the platform or to other wells or equipment (whether on or off Unitized Land) caused by or resulting from such Non-Consent Well or operations performed in connection therewith by or for Drilling Parties. No adjustment shall be made in the Joint Account with respect to the cost of constructing on or removing from a Platform any Unit Equipment by reason of its use for a Non-Consent Well. However, in the event such Non-Consent Well shall be completed as a producer of oil or gas, and until such Well becomes a Unit well as hereinbefore provided, Drilling Parties currently shall pay to the Joint Account a proportionate part of the expense of maintaining and operating the platform used for producing such Well. The proportionate part of such expense so to be paid shall be based upon the total number of wells drilled, being drilled and produced from the platform, excluding wells which have been abandoned. Drilling Parties also shall have the right to use any boats or other facilities which are Unit Equipment, for which Drilling Parties shall pay a pro rata share, based on use, of the expenses incurred in securing and maintaining the same.

          12.13 Use of Common Facilities. A Drilling Party shall have the right to reasonable use of Common Facilities which are Unit Equipment for purposes of treating and handling oil and gas recouped pursuant to this Article 12, the cost, risk and expense of such use to be borne solely by such Drilling Party. When feasible, existing pipelines or construction of parallel pipelines shall be utilized.

          12.14 Priority of Recoupment. If, pursuant to Article 12.7, two (2) or more Non-Consent operations result in conflicting recoupment rights, priority shall be established in accordance with the chronology of events which earn such recoupment, and the Drilling Party having a prior right shall be entitled to full recoupment before a Drilling Party with a subordinate right shall be entitled to any recoupment.

          12.15 Liability. Costs of litigation, liens, judgments and settlement of claims incurred in or resulting from Non-Consent operations hereunder shall be borne solely by Drilling Parties proportionate to their respective ownerships in such Non-Consent operation.

                                  ARTICLE XIII

                                 REQUIRED WELLS

          13.1 Definition. For the purpose of this Article a well shall be deemed a required well if the drilling thereof is required by the final order of an authorized representative of the Department. Such an order shall be deemed final upon expiration of the time allowed for appeal therefrom without the commencement of appropriate appeal proceedings or, if such proceedings are commenced within said time, upon the final disposition of the appeal. Whenever Unit Operator receives any such order, it shall promptly mail a copy thereof to each affected Party.

          13.2 Election to Drill. Any affected Party desiring to drill, or participate in the drilling of, a required well shall give to Unit Operator written notice thereof within thirty (30) days after the order requiring such well becomes final or within such lesser time as may be required by such order. If such notice is given within said period, Unit Operator shall drill the required well for the account of the Party or Parties giving such, notice, who shall bear all Unit Expenditures incurred therein. The rights and obligations of such Party or Parties with respect to the ownership of such well, the operating rights therein, the production therefrom and the bearing of Unit Expenditure incurred therein shall be the same as if the well had been drilled for the account of such Party or Parties under Article 12.7, if the same is a Development Well.

          13.3 Alternatives to Drilling. If no Party elects to drill a required well within the period allowed for such election, and if any of the following alternatives is available, the first such alternative which is available shall be followed:

               A. Compensatory Royalties. If compensatory royalties may be paid in lieu of drilling the well and if payment thereof receives, within said period, the Approval of the Parties who would be chargeable with the Unit Expenditures incurred in drilling the well, if the well were drilled as provided in Article 13.4, Unit Operator shall pay such compensatory royalties for the account of said Parties; or

               B. Contraction. If the drilling of the well may be avoided, Without other penalty, by contraction of the Unit Area, Unit Operator shall make reasonable effort to effect such contraction with the approval of the Director.

          13.4 Required Drilling. If none of the foregoing alternatives is available, Unit Operator shall drill the required well for the account of the Party or Parties who would be obligated to bear the Unit Expenditures thereof is accordance with Article V.

                                   ARTICLE XIV

                      RENTAL, ROYALTY AND MINIMUM ROYALTY

          14.1 Royalty, Minimum Royalty and Rentals. Royalty and minimum royalty on Unitized Substances and Unitized Land payable to the United States of America shall be paid in amount or value by Unit Operator when due and charged to the Joint Account. Rentals on Unitized Land payable to the United States of America shall be paid by the lessees of the respective leases. All overriding royalties, production payments and any other payments of like nature shall be borne and paid by the Working Interest Owner owning or claiming the interest which is subject to such payments.

                                   ARTICLE XV

                               SUBSEQUENT JOINDER,
                       CONTRACTION OR TERMINATION OF UNIT

          15.1 Subsequent Joinder. After the effective date hereof, subsequent joinder in the Unit Agreement and in this agreement by any owner of a Working Interest in the Unit Area Shall be permitted upon such reasonable terms and conditions as may be Approved by the Parties voting on a Volumatric Basis within all Operating Areas.

          15.2 Contraction of Unit. The Unit Area may, with the consent of the Director and subject to the Approval of the Parties voting on a Volumetric Basis within all Operating Areas, be contracted to exclude lands in the following categories: (a) lands as to which exploratory operations are proposed to be undertaken by the Working Interest Owners thereof and which lands are reasonably believed to be underlain by a reservoir which is not in pressure and hydrocarbon communication with any other producing or producible reservoir in the Unit Area and which reservoir is reasonably believed to not underlie more than one lease within the Unit Area and which reservoir is reasonably believed to not be capable of operation from existing platforms in the Unit Area, or (b) lands as to which exploratory operations have disclosed a reservoir which is not in communication with any other producing or producible reservoir in the Unit Area and which separate reservoir lies predominently outside the Unit Area. Any contraction applicable to lands in this category (b) shall be conditioned on reimbursement by the Working Interest Owners of such lands to the other Parties hereto for Unit Expenditures theretofore incurred in exploratory operations hereunder applicable to such lands.

          15.3 Termination of Unit. No application for termination of the Unit Agreement shall be filed with the Supervisor pursuant to Article 17.2 of the Unit Agreement without the Approval of the Parties voting on a Volumetric Basis within all Operating Areas.

                                   ARTICLE XVI

                              TRANSFERS OF INTEREST

          16.1 Restriction on Zone Transfers. No Party shall assign, mortgage or transfer its Working Interest in any Tract or portion thereof as to less than all formations underlying said Tract without first receiving the Approval of the Parties within the Exploratory Area or Operating Area involved.

          16.2 Assumption of Obligations. No transfer of any Working Interests shall be effective unless the same is made expressly subject to the Unit Agreement and this agreement and the transferee agrees in writing to assume and perform all obligations of the transferor under the Unit Agreement and this agreement insofar as relates to the interest assigned, except that such assumption of obligations shall not be required in case of a transfer by mortgage or deed of trust as security for indebtedness.

          16.3 Effective Date. A transfer of Working Interests shall not be effective as between the Parties until the first day of the month next following the delivery to Unit Operator of the original or a certified copy of the instrument of transfer conforming to the requirements of Section 16.2. In no event shall a transfer of Working Interests relieve the transferring Party of any obligations accrued hereunder prior to said effective date, for which purpose any obligation assumed by the transferor to participate in the drilling of a well or the construction of a platform prior to such effective data shall be deemed an accrued obligation.

          16.4 Preferential Right of Purchase. Before any Party makes a sale of all or any part of its Working Interest herein, it shall give to the other Parties written notice describing the Working Interest proposed to be sold and stating the price at which and the terms upon which such Party is willing to sell the same. For a period of thirty (30) days after receipt of such notice the other Parties shall have the right, exercisable by written notice to the selling Party, to purchase the interest proposed to be sold at the same prica and upon the same terms as stated in said notice. If said right is exercised by any of the Parties, the obligation to purchase shall be subject to title to such interests being found to be merchantable in the selling Party and a reasonable time shall be allowed for examination or title thereto. Upon approval of title the selling Party shall convey such interests to the purchasing Party or Parties who shall thereupon pay to the selling Party the purchase price specified therefor; if two or more Parties have elected to purchase such interest, the purchase shall be made by them proportionately among themselves on a Volumetric Basis based upon their respective adjusted acre feet then in effect within all Operating Areas. If no Party exercises said right of purchase within said thirty
(30) day period, as above provided, the selling Party shall be free to sell the Working Interest described in its notice to any other purchaser provided the sale is consummated within, ninety (90) days after the giving of the initial notice of proposal to sell and for a price no lower and terms no less favorable to selling Party than the price and terms specified in such initial notice. Such interests shall not be sold after the expiration of said period of ninety (90) days without again giving written notice to the other Parties and affording the other Parties the right to purchase as hereinabove provided. The provisions of the foregoing paragraph shall not apply to:

          A. The mortgage by any Party of all or any part or its Working Interest, or

          B. To the transfer by any Party of all or any part of its Working Interest to an affiliated company as defined in Article 9.3., or

          C. The sale of other disposition by any Party of all or substantially all of its oil and gas properties.

                                  ARTICLE XVII

                                    INSURANCE

          17.1 Insurance. Unit Operator agrees at all times to purchase or provide the following insurance coverage for protection of the Parties, and shall charge premiums for same to the Joint Account:

          (a) Workmen's Compensation Insurance and Employers Liability Insurance granting full coverage under the Workmen's Compensation Laws of the State of California, for all employees engaged in work for the Joint Account, with limit of $100,000.00 per accident on Employers Liability. This insurance shall also include protection for liability under the Federal Longshoreman's and Harbor Workers' Compensation Act as amended, including protection with respect to the extension of this act under the Outer Continental Shelf Lands Act. Coverage for liability under the Jones Act, Death on the High Seas Act, and the General Maritime Law shall be included. Coverage shall be amended to provide that a claim "in rem" shall be treated as a claim against the employer. Provided, however, that Unit Operator may be a self-insurer for liability under said compensation laws, in which event the only charge that shall be made to the Joint Account shall be an amount equivalent to the premiums which would have been paid had such insurance been obtained.

          (b) General Public Liability Insurance in the amount of $100,000 for any one person injured in any one accident and $300,000 for more than one person injured in any one accident; and $100,000 property damage per accident. Coverage shall include watercraft.

          (c) Automotive Public Liability Insurance in the amount of $100,000 for any one person injured in any one accident and $300,000 for more than one person injured in any one accident; and $100,000 property damage per accident.

          (d) Operator shall require contractors and subcontractors performing work for the Joint Account to provide such insurance as deemed necessary by Operator in relation to the work to be performed by said contractors or sub-contractors.

          17.2 Liability Not Covered by Insurance. Liability, except that covered by insurance, against any of the Parties hereto for damages to property of third persons or injury to or death of third persons arising out of the operations hereunder, including expenses incurred in defending claims or actions asserting liability of this character, shall be borne separately and individually, and not jointly and collectively, by the parties hereto in proportion to their responsibility for Unit Expenditures incurred in the operation involved. Any Party hereto individually may acquire at its own cost such additional insurance as it desires to protect itself against any liability not covered by insurance as aforesaid. All insurance purchased individually by a Party to this Agreement for operations contemplated hereunder shall contain a waiver by the insurance company of all rights of subrogation in favor of the Parties to this Agreement.

          17.3 Uninsured Losses. Fire, windstorm, tornado, explosion, vandalism, malicious mischief, or other extended perils insurance will not be carried by Unit Operator to protect the Parties. Therefore, the Joint Account shall be charged with all expenditures incurred as a result of fire, windstorm, tornado, explosion, vandalism, malicious mischief, or other casualties for which insurance is not required hereunder. Each Party hereby releases Unit Operator from all claims for loss by or damage to such Party arising out of, in connection with, or as an incident to, any act or omission, including negligence but excluding willful misconduct of Unit Operator or its employees, agents or contractors, in operations hereunder, provided, this release shall not apply to Unit Operator's pro rata share of the costs and expenses as otherwise provided in this Agreement. The obligations of each Party under this Agreement are separate and individual, and not joint or collective, with the other Parties hereto.

          17.4 Notice of Loss. Operator shall promptly notify the other Parties of any loss, damage or claim not covered by insurance carried by Unit Operator for the Joint Account.

                                  ARTICLE XVIII

                                      TAXES

          18.1 Ad Valorem Taxes. Unit Operator shall make and file all necessary ad valorem tax renditions and returns with the proper taxing authorities covering all real and personal property of each Working Interest Owner used or held by Unit Operator in Unit Operations. Unit Operator shall settle assessments arising therefrom. All such ad valorem taxes shall be paid by Unit Operator and charged to the Joint Account; provided that, if the interest of a Working Interest Owner is subject to a separately assessed overriding royalty interest, production payment, or similar interest, such Working Interest Owner shall be given credit for the reduction in taxes paid resulting therefrom.

          18.2 Other Taxes. Each Working Interest Owner shall pay or cause to be paid all production, severance, gathering, and other taxes imposed upon or in respect of the production or handling of its share of Unitized Substances.

                                   ARTICLE XIX

                                     TITLES

          19.1 Warranty and Indemnity. Each Working Interest Owner represents and warrants that it is the owner of the respective Working Interests set forth opposite its name in Exhibit B, and hereby agrees to indemnify and hold harmless the other Working Interest Owners from any loss due to failure, in whole or in part, of its title to any such interest; provided, that such indemnity shall be limited to an amount equal to the net value that has been received from the sale or receipt of Unitized Substances attributed to the interest as to which title failed. Each failure of title will be deemed to be effective, insofar as this agreement is concerned, as of the first day of the calendar month in which such failure is finally determined, and there shall be no retroactive adjustment of Unit Expenditures, or retroactive allocation of Unitized Substances or the proceeds therefrom, as a result of title failure.

                                   ARTICLE XX

                           LIABILITY, CLAIMS, AND SUITS

          20.l Individual Liability. The duties, obligations and liabilities of Working Interest Owners shall be several and not joint or collective. It is not the purpose or intention of this agreement to create any partnership, mining partnership, or association and neither this agreement nor the operations hereunder shall be construed or considered as creating any such relationship.

          20.2 Basis of Responsibility. All Unit Expenditures for costs of litigation, liens, judgments and settlement of claims incurred in or resulting from Unit Operations shall be charged to the Parties responsible for the costs of such Unit Operations.

          20.3 Settlements. Unit Operator may settle any single damage claim or suit involving Unit Operations but not involving an expenditure in excess of Ten Thousand Dollars ($10,000.00), provided the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above specified amount, the affected Working Interest Owners shall assume and take over the further handling of the claim or suit unless such authority is expressly delegated to Unit Operator. All costs and expenses of handling, settling or otherwise discharging such claim or suit shall be Unit Expenditures. If a claim is made against any Working Interest Owner or if any Working Interest Owner is sued on account of any matter arising from Unit Operations and over which such Working Interest Owner individually has no control because of the rights given Working Interest Owners and Unit Operator by this agreement and the Unit Agreement, Working Interest Owner shall immediately notify Unit Operator, and the claim or suit shall be treated as any other claim or suit involving Unit Operations.

                                   ARTICLE XXI

                      WITHDRAWAL OF WORKING INTEREST OWNER

          21.1 Withdrawal. No Oil and Gas Rights may he surrendered by a Working Interest Owner without the unanimous prior written consent of the other Working Interest Owners in the Exploratory Area or Operating Area in which such Oil and Gas Rights are situated. A Working Interest Owner may withdraw from this agreement by transferring, without warranty of title either express or implied, to the Working Interest Owners who do not desire to withdraw all its Oil and Gas Rights, exclusive of Royalty Interests, together with its interest in all Unit Equipment and in all wells used in Unit Operations, provided that such transfer shall not relieve such Working Interest Owner from any obligation or liability incurred prior to the first day of the month following receipt by Unit Operator of such transfer. The delivery of the transfer shall be made to Unit Operator for the transferees. The transferred interest shall be owned by the transferees proportionately on a Volumetric Basis based upon their respective adjusted acre feet then in effect within all Operating Areas. The transferees, in proportion to the respective interests so acquired, shall pay the transferor for its interest in Unit Equipment, the salvage value thereof less its share of the estimated cost of salvaging same and of plugging and abandoning all wells then being used or held for Unit Operations, as determined by Working Interest owners. In the event such withdrawing owner's interest in the aforesaid salvage value is less than such owner's share of such estimated costs, the withdrawing owner, as a condition precedent to withdrawal, shall pay the Unit Operator, for the benefit of Working Interest Owners succeeding to its interest, a sum equal to the deficiency. Within sixty (60) days after receiving delivery of the transfer, Unit Operator shall render a final statement to the withdrawing owner for its share of Unit Expense, including any deficiency in salvage value, as determined by Working Interest Owners, incurred as of the first day of the month following the date of receipt of the transfer. Provided all Unit Expense, including any deficiency hereunder, due from the withdrawing owner has been paid in full within thirty (30) days after the rendering of such final statement by the Unit Operator, the transfer shall be effective the first day of the month following its receipt by Unit Operator and, as of such effective date, withdrawing owner shall be relieved from all further obligations and liabilities hereunder and under the Unit Agreement, and the rights of the withdrawing Working Interest Owner hereunder and under the Unit Agreement shall cease insofar as they existed by virtue of the interest transferred.

          21.2 Limitation on Withdrawal. Notwithstanding anything set forth in
Article 21.1, Working Interest Owners may refuse to permit the withdrawal of a Working Interest Owner if its Working Interest is burdened by any overriding royalties, production payments, net proceeds interest, carried interest, or any other interest created out of the Working Interest in excess of the lessor's royalty, unless the other Working Interest Owners willing to accept the assignment agree to accept the Working Interest subject to such burdens.

                                  ARTICLE XXII

                           INTERNAL REVENUE PROVISION

          22.1 Internal Revenue Provision. Each of the Parties hereto elects, under the authority of Section 761(a) of the Internal Revenue Code of 1954, to be excluded, from the application of all of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1954. If the income tax laws of the State of California contain, or may hereafter contain, provisions similar to those contained in the

Subchapter of the Internal Revenue Code of 1954 above referred to under which a similar election is permitted, each of the Parties agree that such election shall be exercised. Beginning with the first taxable year of the operation each Party agrees that the deemed election provided by Regulations
Section 1.761-2(b)(2)(ii) will apply and no Party will file an application under Regulations Section 1.761-2(b)(3)(i) or (ii) to revoke said election.

                                  ARTICLE XXIII

                             EFFECTIVE DATE AND TERM

          23.1 Effective Date. This agreement shall become effective as of the first day of the month next following execution hereof by all Parties owning Working Interests in the respective leases within the Operating Area shown on Exhibit D.

          23.2 Term. This agreement, unless terminated by vote on a Well Basis before the Unit Agreement becomes effective, shall continue in effect until the Unit Agreement becomes effective and thereafter so long as the Unit Agreement remains in effect, and thereafter until (a) all unit wells have been abandoned and plugged or turned over to Working Interest Owners in accordance with Article XXIV, (b) all Unit Equipment and real property acquired for the Joint Account have been disposed of by Unit Operator in accordance with instructions of Working Interest Owners and (c) there has been a final accounting.

                                  ARTICLE XXIV

                            ABANDONMENT OF OPERATIONS

          24.1 Termination. Upon termination of the Unit Agreement, the following shall occur:

               24.1.1 Oil and Gas Rights. Oil and Gas Rights in and to each separate Tract shall no longer be affected by this agreement, and thereafter the Parties shall be governed by the terms and provisions of the leases, contracts and other instruments affecting the separate Tracts.

               24.1.2 Right to Operate. Working Interest Owners of any Tract that desire to take over and continue to operate wells located thereon may do so by paying Unit Operator, for credit to the Joint Account, the net salvage value of the casing and equipment in and on the wells and platforms together with the Common Facilities which are taken over, as estimated by Working Interest Owners, and by agreeing to plug each well at such time as it is abandoned, remove platforms and restore the Unitized Land insofar as is practicable to its original conditions, as may be required by law.

               24.1.3 Salvaging Wells. Unit Operator shall salvage as much of the casing and equipment in or on wells not taken over by Working Interest Owners of separate Tracts as can economically and reasonably be salvaged and shall cause the wells to be plugged and abandoned properly and in accordance with law.

               24.1.4 Cost of Salvaging. Working Interest Owners shall share the cost of salvaging, liquidation or other distribution of assets and properties used in Unit Operations in proportion to their respective Area Participations.

                                   ARTICLE XXV

                               NONDISCRIMINATION

          25.1 Nondiscrimination. In connection with the performance of operations hereunder, Unit Operator shall comply with all of the Federal Contract Provisions contained in the appendix hereto, wherein Unit Operator is referred to as Contractor, which provisions are incorporated herein by this reference.

                                  ARTICLE XXVI

                                     NOTICES

          26.1 Giving and Receipt. Except as otherwise specified herein, any notice, consent or statement herein provided or permitted to be given by Unit Operator or a Party to the Parties shall be given in writing by United States mail or by telegraph or Telex, properly addressed to each Party to whom given, with postage or charges prepaid, or by delivery thereof in person to the Party to whom given; however, if delivered to a corporate Party, it shall not be deemed given unless delivered personally to an executive officer of such Party or to its representative designated pursuant to Article 8.1. A notice given under any provision hereof shall be deemed given only when received by the Party to whom such notice is directed, except that any notice given by United States registered mail or by telegraph, properly addressed to the Party to whom given with all postage and charges prepaid, shall be deemed given to and received by the Party to whom directed forty-eight (48) hours after such notice is deposited in the United States mails or twenty-four (24) hours after such notice is filed with an operating telegraph company for immediate transmission by telegraph, and also except that a notice to Unit Operator Shall not be deemed given until actually received by it.

          26.2 Proper Addresses. Each Party's proper address shall be deemed to be the address set forth under or opposite its signature hereto unless and until such Party specifies another post office address within the continental limits of the United States by not less than ten (10) days prior written notice to all other Parties.

                                  ARTICLE XXVII

                                    EXECUTION

          27.1 Original, Counterpart, or Other Instrument. A party may become a Party to this agreement by executing the original of this instrument, a counterpart thereof or other instrument agreeing to be bound by the provisions hereof. The execution of any such instrument shall have the same effect as if all the Parties had executed the same instrument.

                                 ARTICLE XXVIII

                                     GENERAL

          28.1 Gender and Number. As used herein, whenever the context so requires, the neuter gender includes the masculine and the feminine, and the singular includes the plural, and vice versa.

          28.2 Headings. The table of contents contained in this agreement and the title headings of the respective articles of this agreement are inserted for convenience only and shall not be deemed to be part of this agreement or considered in construing this agreement.

                                  ARTICLE XXIX

                             SUCCESSORS AND ASSIGNS

          29.1 Successors and Assigns. The provisions hereof shall be covenants running with the lands, leases and interests covered hereby and shall be binding upon and inure to the benefit of the respective heirs, devisees, legal representatives, successors and assigns of the Parties hereto.

          IN WITNESS WHEREOF, the Parties hereto have executed this agreement on the dates opposite their respective signatures.

                                        UNIT OPERATOR AND
                                        WORKING INTEREST OWNER

Date: 2/21/79                           SHELL OIL COMPANY

Address: P. O. Box 576
         Houston, TX 77001              By: /s/ [ILLEGIBLE]
Telex:   910-881-2400                       ------------------------------------
         WEP SHELL HOU                      Attorney-in-Fact


                                        WORKING INTEREST OWNERS:

Date: 3/1/79                            OXY PETROLEUM, INC.

Address: 5000 Stockdale Highway
         Bakersfield, CA 93309          By: /s/ Stanford Eschner
Telex:   682421 OXYPETE BAK A               ------------------------------------
                                            Stanford Eschner, Vice President


Date: 2/21/79                           AMINOIL USA, INC.

Address: P. O. Box 94193
         Houston, TX 77018              By: /s/ Paul W. Cain
Telex:   762060                             ------------------------------------
                                            Paul W. Cain


                                        Attest: /s/ D. M. Whitney
                                                --------------------------------
                                                D. M. Whitney,
                                                Assistant Secretary


Date: 3/1/79                            SANTA FE ENERGY COMPANY

Address: 10737 Shoemaker Avenue
         Santa Fe Springs, CA           By: /s/ J. D. Meeks
         90670                              ------------------------------------
Telex:   910-583-1928                       J. D. Meeks, Vice President


                                        Attest: /s/ B. S. Cowgill
                                                --------------------------------
                                                B. S. Cowgill,
                                                Assistant Secretary


Date: 2-28-79                           HAMILTON BROTHERS OIL COMPANY

Address: 1600 Broadway, Suite 2600
         Denver, Colorado 80202         By: /s/ Johnie M. Ouzts
Telex:   45-851                             ------------------------------------
                                            Johnie M. Ouzts, Vice President


Date: 2-28-79                           HAMILTON BROTHERS EXPLORATION COMPANY

Address: 1600 Broadway, Suite 2600
         Denver, Colorado 80202         By: /s/ Johnie M. Ouzts
Telex:   45-851                             ------------------------------------
                                            Johnie M. Ouzts, President


Date: 2-28-79                           HAMILTON BROTHERS OIL & GAS CORPORATION

Address: 1600 Broadway, Suite 2600
         Denver, Colorado 80202         By: /s/ Johnie M. Ouzts
Telex:   45-851                             ------------------------------------
                                            Johnie M. Ouzts, Vice President